                                                                      EXHIBIT 11

                          EVEREN CAPITAL CORPORATION
                  PRO FORMA COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)
                                  (unaudited)


                                            Three months         Nine months
                                                ended               ended
                                         September 30, 1996   September 30, 1996
                                         -------------------  ------------------

Net income reported                           $     3,510         $    52,736
                                              ===========         ===========

Net income applicable to common shares        $     3,510         $    50,606
                                              ===========         ===========

Pro forma weighted average common and
  common share equivalents outstanding (1)     17,156,396          15,153,274
                                              ===========         ===========

Pro forma per share of common stock:

  Net income before extraordinary charge      $       .37         $     $3.53

  Extraordinary charge on early retirement
   of debt                                           (.17)               (.19)
                                              -----------         -----------

  Net income                                  $       .20         $      3.34
                                              ===========         ===========

(1) Pro forma earnings per share was calculated as if the Company's initial public offering and the full allocation of employee stock ownership plan shares to participant accounts had occurred at the beginning of 1996.

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